                                                                EXHIBIT (a)(4)

                        MADISON RIVER PROPERTIES, L.L.C.
                         One Insignia Financial Plaza
                                P.O. Box 19059
                       Greenville, South Carolina 29602



                               December 23, 1997


To:      The Limited Partners of
         Multi-Benefit Realty Fund '87-1

         Enclosed for your review and consideration are documents relating to an offer by Madison River Properties, L.L.C. ("Madison River") to purchase your Class A units of limited partnership interest in Multi-Benefit Realty Fund '87-1 for $50 in cash per unit. This offer will expire midnight, New York City time on January 23, 1998 (unless extended by Madison River).

         Madison River is an affiliate of the General Partner of the Partnership.

         THE ENCLOSED DOCUMENTS CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE YOU DECIDE WHETHER TO SELL YOUR UNITS TO MADISON RIVER PURSUANT TO THIS OFFER.

         If you have any questions concerning the terms of the offer, or need assistance in completing the forms necessary to tender your units, please contact our Information Agent, Beacon Hill Partners, at (800) 854-9486.

         Thank you.

                                            Sincerely,


                                            Madison River Properties, L.L.C.